UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported)  February 3, 2005

K&F INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-29035	34-1614845
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Third Avenue, New York, NY		10016
(Address of principal executive offices)		(Zip code)

(212) 297-0900

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure.

K&F Industries, Inc., a Delaware corporation (“we,” “our” or the “Company”), hereby makes the following Regulation FD disclosures:

We expect that our net sales for 2004 will increase slightly from 2003 and that our Adjusted EBITDA for 2004, before non-recurring expenses and other charges associated with the acquisition of the Company by K&F Parent, Inc., along with the related financing and other transactions (the “Acquisition Transactions”), will approximate our Adjusted EBITDA for 2003, despite an increase in our program investments in 2004.  The impact of these program investments was offset in part by lower non-cash post-retirement benefit costs (even though such costs were slightly higher than anticipated at the time of the acquisition).  While we expect that our net income for 2004 will be substantially lower than in 2003 due to the impact of the Acquisition Transactions, we expect that net income for 2004, before non-recurring expenses and other charges associated with the Acquisition Transactions, will increase slightly from 2003.  We expect that bookings for 2004 will be more than 10% higher than in 2003 and our backlog as of December 31, 2004 will be more than 10% higher than as of September 30, 2004.  In addition, since the acquisition, we have repaid $14.0 million of indebtedness under the term loan portion of our new credit facility and have not drawn upon our revolving credit facility.

The information in this Current Report on Form 8-K is being furnished under Item 7.01 “Regulation FD Disclosure.”  Such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and shall not be deemed incorporated by reference in any filing, registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

K&F Industries, Inc.

Date: February 3, 2005	By:	/s/ Kenneth M. Schwartz
President and Chief Executive Officer